January 30, 2009

United States Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington, D.C. 20220

Valley Commerce Bancorp
200 S. Court Street
Visalia, CA 93291

Ladies and Gentlemen:

Reference is made to that certain Letter Agreement incorporating the Securities Purchase Agreement – Standard Terms dated of even date herewith (the “Securities Purchase Agreement”) by and among United States Department of Treasury (“Investor”) and Valley Commerce Bancorp (“Company”). Investor and Company desire to set forth herein certain additional agreements regarding Company’s commitment to the holder of the Preferred Shares after the closing of the transactions contemplated by the Securities Purchase Agreement.  Terms that are defined in the Securities Purchase Agreement are used in this letter agreement as so defined.

In order to comply with California Corporations Code §212(a), the Company has modified section 7(b) of the Standard Provisions of each of the Certificate of Designations attached as Annex A and Annex B to the Securities Purchase Agreement (collectively, the “Certificates of Designations”) to provide in pertinent part as follows:

“Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors…”

By its execution hereof, the Company hereby confirms and agrees that as of the date hereof and at all times while any shares of the Designated Preferred Stock (as defined in each Certificate of Designations) are outstanding or issuable upon exercise of the Warrant it shall maintain a range of directors of the Company that will permit the holder of the Preferred Shares to elect two directors in accordance with said sections 7(b).  Currently Section 2.2 (the “Applicable Provision”) of the Company’s bylaws (the “Bylaws”) provides for a range of directors of no less than eight (8) and no more than fifteen (15).  At all times while any shares of the Designated Preferred Stock are outstanding, the Company shall not fill more than thirteen (13) director positions.  In the event the Company desires to increase the number of directors beyond thirteen (13), then the Company shall be required to amend the Bylaws to increase the maximum directors to always allow for at least two open director seats for the holders of the Preferred Shares to elect in accordance with Section 7(b) of the Standard Terms of the Certificate of

United States Department of Treasury
Valley Commerce Bancorp
January 30, 2009

Determination of Preferences of Series B Fixed Rate Cumulative Perpetual Preferred Stock of Valley Commerce Bancorp and Section 7(b) of the Standard Terms of the Certificate of Determination of Preferences of Series C Fixed Rate Cumulative Perpetual Preferred Stock of Valley Commerce Bancorp (and to amend the bylaws to provide that such provision may not be modified, amended or repealed by the Company’s board of directors (or any committee thereof) or without the affirmative vote and approval of (x) the stockholders and (y) the holders of at least a majority of the shares of Designated Preferred Stock outstanding at the time of such vote and approval).

In addition, by its execution hereof, the Company hereby confirms and agrees that it will, within 15 days after the date of this letter agreement, amend the Applicable Provision by adding the following sentence at the end thereof:

“Notwithstanding anything in these bylaws to the contrary, for so long as the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B and the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C (collectively, the “Designated Preferred Stock”) (or any warrant to purchase any of the Designated Preferred Stock) is outstanding:  (i) whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods (as defined in the Certificate of Determination for the Designated Preferred Stock) or more, whether or not consecutive, the authorized number of directors shall automatically be increased by two (but shall in no event be increased to a number of directors that is greater than the maximum number of directors set forth in this Section 2.2 of these bylaws); and (ii) this sentence may not be modified, amended or repealed by the Corporation’s board of directors (or any committee thereof) or without the affirmative vote and approval of (x) the stockholders and (y) the holders of at least a majority of the shares of Designated Preferred Stock outstanding at the time of such vote and approval.

The parties hereto acknowledge that there would be no adequate remedy at law if the Company fails to perform any of its obligations under this letter agreement and that the Investor may be irreparably harmed by any such failure, and accordingly agree that the Investor, in addition to any other remedy to which it may be entitled at law or in equity, to the fullest extent permitted and enforceable under applicable law shall be entitled to compel specific performance of the obligations of the Company under this letter agreement without the necessity of proving the inadequacy of monetary damages as a remedy or the posting of a bond.

This letter agreement and the Certificates of Designations constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof.

This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  This letter agreement shall be governed in all respects, including as to validity, interpretation and effect, by

United States Department of Treasury
Valley Commerce Bancorp
January 30, 2009

the internal laws of the State of California, without giving effect to the conflict of laws rules thereof.

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In witness whereof, this letter agreement has been duly executed by the authorized representatives of the parties hereto as of the date first above written.

VALLEY COMMERCE BANCORP

By:	/s/ Donald A. Gilles
Name:	Donald A. Gilles
Title:	President and Chief Executive Officer

By:	/s/ Roy O. Estridge
Name:	Roy O. Estridge
Title:	Executive Vice President and Chief Financial Officer

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Neel Kashkari
Name:	Neel Kashkari
Title:	Interim Assistant Secretary for Financial Stability

           2.2 Number.  The number of the corporation’s directors shall be not less than eight nor more than fifteen, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of a majority of the shareholders at any meeting thereof.  Notwithstanding anything in these bylaws to the contrary, for so long as the Series B or Series C Fixed Rate Cumulative Perpetual Preferred Stock (the “Designated Preferred Stock”) is outstanding: (i) whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods (as defined in the applicable Certificate of Determination for the Designated Preferred Stock) or more, whether or not consecutive, the authorized number of directors shall automatically be increased by two (but shall in no event be increased to a number of directors that is greater than the maximum number of directors set forth in Section 2.2 of these bylaws); and (ii) this sentence may not be modified, amended or repealed by the board of directors (or any committee thereof) or without the affirmative vote and approval of (x) the stockholders and (y) the holders of at least a majority of the shares of Designated Preferred Stock outstanding at the time of such vote and approval.